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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Equity Residential Properties Trust for the registration of 608,665 common shares of beneficial interest and to the incorporation by reference therein of our report dated May 17, 1996 with respect to the Combined Statement of Revenue and Certain Expenses of the 1996 Acquired Properties and Probable Properties for the year ended December 31, 1995, included in the Current Report of Equity Residential Properties Trust on Form 8-K, as amended by Form 8-K/A, dated May 23, 1996, filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP

Chicago, Illinois
August 26, 1996